Exhibit 10.40

2002 SPECIAL SEVERANCE PAY PLAN
FOR AMGEN EMPLOYEES

This Plan provides severance benefits to employees of Amgen Inc. (“Amgen”) and its subsidiaries (collectively, the “Employer”) who meet the requirements set forth in Section 1 of this Plan. The Plan is administered by Amgen, which is the Plan Administrator.

1.  Eligibility

(a)  Generally, an employee will be eligible for this Plan if he or she is subject to one of the following qualifying events:

(i)  Group termination or job elimination.    Termination due to group terminations or job eliminations designated by Amgen as qualifying events.

(ii)  Job restructuring or reclassification.    Down grades of two salary grades or more as a result of job restructuring or reclassification, or reclassifications of a part-time position to a full-time position, designated by Amgen as qualifying events. This is not intended to include staff members who are demoted for performance or disciplinary reasons.

(iii)  Relocation.    Terminations due to employee’s refusal of Employer’s request to relocate employee’s principal place of employment to a location more than 50 miles or more from that employee’s current principal place of employment.

However, the Plan Administrator may, in its sole discretion, determine from time to time that an employee is eligible for this Plan even if he or she does not experience one of the foregoing qualifying events.

(b)  Notwithstanding the foregoing, employees who are eligible for severance benefits under the following arrangements shall not also be eligible for this Plan unless the Plan Administrator determines otherwise in its sole discretion:

(i)  the Immunex Corporation Amended and Restated Leadership Continuity Policy;

(ii)  the Immunex Corporation Employee Severance Plan;

(iii)  the Immunex Corporation Severance Plan;

(iv)  the Purchase Agreement among American Home Products Corporation, AHP Subsidiary Holding Corporation, and Immunex Corporation; or

(v)  any individual severance agreement.

(c)  Each employee who is eligible for this Plan shall be hereafter referred to as a “Participant”

2.  Benefits

(a)  Basic Benefit

Each Participant will receive a Basic Benefit of one month of Base Pay, as set forth on the benefit schedule attached to this Plan. “Base Pay” shall mean the Participant’s base salary or wages (excluding overtime pay, bonuses, commissions, premium pay, shift differentials, MIP VEP, SRA, Stock Options, and/or other compensation) immediately prior to the last date of employment. The base monthly rate of pay of a Participant who is paid by the hour shall be his or her regular hourly rate multiplied times his or her regularly scheduled hours per week (which is 40 for full-time employees). The Plan Administrator’s determination of Base Pay shall be final and binding.

(b)  Enhanced Benefit

If a Participant agrees to terminate employment on good terms with the Employer by signing the release form prescribed by the Plan Administrator (“Release”) and filing the Release with the Plan Administrator within the time period prescribed by the Plan Administrator, the Participant shall receive an Enhanced Benefit in addition to his or her Basic Benefit payable under Section 2(a). This Enhanced Benefit are set forth on the benefit schedule attached to this Plan.

(c)  Form of Payment

(i)  Basic and Enhanced Benefits payable under Sections 2(a) and (b) normally shall be paid as a cash lump sum subject to withholding as set forth under Section 3(a).

(ii)  A Participant’s Basic and Enhanced Benefits shall commence immediately after the Participant’s last day of work, or as soon thereafter as is administratively practical.

(iii)  A Participant shall not be an employee of the Employer during his or her Salary Continuation period.

(d)  Additional Benefits

A Participant who receives Enhanced Benefits shall also be eligible for the following Additional Benefits:

(i)  The Participant shall be offered outplacement counseling services selected by the Plan Administrator for the number of weeks of outplacement benefits shown on the benefit schedule attached to this Plan.

(ii)  A Participant who purchases medical, dental or vision COBRA continuation coverage for himself or herself or for his or her spouse or dependents in accordance with the Employer’s customary COBRA procedures and rules shall not be required to pay for that coverage period of time specified on the benefit schedule attached to this Plan. Thereafter, normal COBRA premiums shall be charged. “COBRA” refers to the health care continuation requirements of Part 6 of Title I of the Employee Retirement Income Security Act of 1974.

(e)  Integration with WARN Act and Similar Laws

A Federal law, the WARN Act, requires that advance notice be given to employees of certain layoffs. Other laws may impose similar notice requirements or require that pay-in-lieu-of-notice, waiting-time penalties, severance pay, or similar benefits be paid. The Employer shall be entitled to subtract from any benefits payable to a Participant under this Plan any other amount it is legally required to pay to the Participant under such laws, plus any compensation and benefits paid to the Participant following distribution of such a legally-required notice of termination to the Participant. Similarly, benefits paid under this Plan shall be applied to satisfy any legal obligations the Employer may have under such laws. This subsection shall also apply with respect to any amounts payable to a Participant under any employment law or doctrine on account of his or her termination of employment. The reductions authorized by this subsection shall be effected in the manner specified by the Plan Administrator, however, they shall not have the effect of reducing a Participant’s Enhanced Benefit below the equivalent of one month Base Pay.

(f)  Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, determine from time to time that different benefits be payable, or that such benefits not be subject to section 2(e).

3.  Other Rules

(a)  Taxes

Income and payroll taxes shall be withheld from benefits under the Plan as the Employer determines to be required by law.

(b)  Relation to Other Plans

Benefits under this Plan shall not be counted as “compensation” for purposes of determining benefits under any other benefit plan or similar arrangement of the Employer or its affiliates, and all such plans or similar arrangements, to the extent inconsistent, are hereby so amended.

(c)  Effective Date, Plan Year, Amendment, and Termination of Plan

This Plan is intended to be a temporary plan. It went into effect on January 1, 2002, and it shall expire when the Plan Administrator determines that no more Basic or Enhanced Benefits will be payable (although outplacement and subsidized COBRA benefits shall remain payable for the full period prescribed in Section 2(b)). The Plan’s Plan Year is the 12-month period ending on December 31. Amgen Inc., acting through its Vice President of Human Resources, shall have the right, in its non-fiduciary capacity as settlor, to amend the Plan or to terminate it at any time (by a formal, written, and explicit instrument), prospectively or retroactively, for any reason, without notice to Employees or Participants and even if currently payable benefits are reduced or eliminated. No person shall have any vested right to benefits under this Plan. By letter or other written notice to an Employee, the Plan Administrator may elect to increase or decrease Plan benefits, or otherwise modify the terms of the Plan, as to that Employee.

(d)  Claims Procedure

(i)  Normally, a Participant need not present a formal claim in order to qualify for rights or benefits under this Plan. However, if any person (“Claimant”) does not believe he or she will receive the benefits to which the person is entitled or believes that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duty, or that his or her own legal rights are being violated with respect to the Plan, the Claimant must file a formal claim under the procedures set forth in this section. A formal claim must be filed within 90 days of the date on which the Claimant (or his or her predecessor in interest) first knew (or should have known) of the facts which the claim is based, unless the Plan Administrator in writing consents otherwise. The procedures in this section shall apply to all claims that any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the Claimant.

(ii)  A claim by any person shall be presented to the Plan Administrator in writing. A claims official appointed by the Plan Administrator shall, within 90 days of receiving the claim, consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. If the claim is granted, the benefits or relief the Claimant seeks will be provided.

(iii)  If the claim is wholly or partially denied, the claims official shall, within 90 days (or such longer period as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant:

a.  the specific reason or reasons for the denial;

b.  specific references to pertinent Plan provisions on which the denial is based;

c.  a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

d.  an explanation of the Plan’s claim review procedure.

With the consent of the Claimant, this determination period can be extended further. If the claims official fails to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

(iv)  Each Claimant shall have the opportunity to appeal in writing the claims official’s denial of a claim to a review official designated by the Plan Administrator (which may be a person or a committee) for a full and fair review. A Claimant must request review of a denied claim within 60 days after receipt by the Claimant of written notice of denial of his or her claim or within 60 days after such written notice was due, if the written notice was not sent. In connection with the review proceeding, the Claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Claimant may only present evidence and theories during the review that the Claimant presented during the claims procedure, except for information that the claims official requested the Claimant to provide to perfect the claim (see clause (iii)(c)). Any claims that the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.

(v)  The Plan Administrator shall adopt procedures pursuant to which claims shall be reviewed and may adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a Claimant a full and fair review of his or her claim.

(vi)  The decision by the review official review of a claim shall be made not later than 60 days after the written request for review is received by the Plan Administrator, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, unless the Claimant agrees to a greater extension of that deadline.

(vii)  The review decision shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provisions on which the decision is based.

(viii)  The Plan Administrator shall modify these claim procedures without amending the Plan to the extent it determines modifications are appropriate to comply with applicable law.

(e)  Effect of Fiduciary Action

(i)  The Plan shall be interpreted by the Plan Administrator and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction, or decision shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(ii)  To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(iii)  If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary.

(iv)  This Section may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with its interpretation by the Plan Administrator or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries shall be final and binding on all persons claiming any interest in or under the Plan.

(f)  Duties of the Plan Administrator

The Plan Administrator shall be responsible for the general administration and management of the Plan. The Plan Administrator shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the following powers and duties:

(i)  To interpret and apply the Plan as it, in its sole discretion, determines to be appropriate; and

(ii)  To determine all questions relating to the eligibility of persons to participate or receive benefits as it, in its sole discretion, deems to be appropriate.

(g)  Costs and Indemnification

All costs of administering the Plan shall be paid by the Employer, with one exception: Any expenses incurred in resolving disputes among different Claimants as to their entitlement to a Plan benefit shall be charged against the benefit, which shall be reduced accordingly. To the extent permitted by applicable law, the Employer shall indemnify and save harmless its officers, directors, and employees against any and all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employer or provided by the Employer or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

(h)  Duty To Provide Data

Every person claiming a benefit under this Plan is responsible for informing the Plan Administrator of his or her mailing address and each change of mailing address. If a person fails to give notice of his or her correct address, the Plan Administrator, the Employer, and Plan fiduciaries shall not be obliged to search for, or to ascertain, his or her whereabouts.

(i)  Limitation on Rights of Employees

The Plan is strictly a voluntary undertaking on the part of the Employer and shall not constitute a contract between the Employer and any person, or consideration for, or an inducement or condition of, the employment of any employee. Except as otherwise required by statute, nothing in the Plan shall give any employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any employee at any time for any reason not prohibited by statute, without the Employer being required to show cause for the termination. Except as otherwise required by statute, inclusion under the Plan will not give any employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to employees or Participants. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance that will give rise to the applicable right.

(j)  Governing Law

The Plan shall be interpreted, administered and enforced in accordance with the Employee Retirement Income Security Act of 1974, and the rights of Participants and all other persons shall be determined in accordance with that law. To the extent that state law is applicable, however, the statutes and common law of the State of California (excluding its choice of laws doctrines) shall apply.

(k)  Status of Plan

This Plan is a welfare plan subject to ERISA.

(l)  Plurals

Where the context so indicates, the singular shall include the plural and vice versa.

(m)  Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(o)  References

Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

To record the Plan as set forth herein, effective as of January 1, 2002, the Company has caused its authorized officer to execute the same this 25th day of July, 2002.

AMGEN INC.

By:	/s/ BRIAN MCNAMEE
Brian McNamee Senior Vice President, Human Resources

Amgen Severance Plan (as of March 5, 2002)

	Group A Grades 11 to 21	Group B Grades 22 to 27	Group C Grades 28, 29, L1	Group D Grades 30, 31, L2, L3	Group E Grades 32, 33
Base Severance Amount	1 month of Base Pay(1)(2)	1 month of Base Pay(1)(2)	1 month of Base Pay(1)(2)	1 month of Base Pay(1)(2)	1 month of Base Pay(1)(2)

Enhanced Severance Benefits(3)

• Additional Base Severance	2 months of Base Pay	2 months of Base Pay	2 months of Base Pay	5 months of Base Pay	1 year of Base Pay and Incentive(4) (less the Base Severance Amount)
• Service Premium	2 weeks Base Pay for each year of service (rounded up)(5)	2 weeks Base Pay for each year of service (rounded up)(5)	2 weeks Base Pay for each year of service (rounded up)(5)	2 weeks Base Pay for each year of service (rounded up)(5)	—

Additional Severance Benefits(3)

• Company-Subsidized COBRA (6)	For length of severance period (7)	For length of severance period (7)	For length of severance period (7)	For length of severance period (7)	For length of severance period (7)

• Outplacement Services(8)	1 month	3 months	6 months	6 months	12 months

Minimum Base Severance	1 month of Base Pay (without signing Severance Agreement) or 4 months of Base Pay(9)	1 month of Base Pay (without signing Severance Agreement) or 4 months of Base Pay(9)	1 month of Base Pay (without signing Severance Agreement) or 4 months of Base Pay(9)	1 month of Base Pay (without signing Severance Agreement) or 6 months of Base Pay(9)	1 month of Base Pay (without signing Severance Agreement) or 1 year of Base Pay and Incentive(9)

Maximum Base Severance	12 months of Base Pay	12 months of Base Pay	12 months of Base Pay	12 months of Base Pay	1 year of Base Pay and Incentive

(1)
“Base Pay” shall mean the Eligible Employee’s base salary or wages (excluding overtime pay, bonuses, commissions, premium pay, shift differentials, MIP, VEP, SRA, Stock Options, and/or other compensation) immediately prior to the last date of employment.

(2)
The Company shall be entitled to withhold from amounts to be paid to the severed Employee any federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

(3)	Enhanced and Additional Severance Benefits are provided only if Eligible Employee executes and does not revoke Severance Agreement.

[4]	“Incentive” shall mean the Eligible Employee’s target annual bonus (target % multiplied by annual base salary) immediately prior to the last date of employment.

[5]	“Years of Service” shall mean, beginning on the Eligible Employee’s date of hire, each full and partial year of an Eligible Employee’s employment by the Company.

[6]
So long as Eligible Employee and/or eligible dependents timely take the required steps to initiate such coverage. COBRA benefits are provided for the length of the severance period or until Eligible Employee and/or eligible dependents no longer qualify for COBRA continuation benefits, whichever is earlier.

[7]
“Severance Period” shall mean with respect to each Group A, B, and C employee, three (3) months plus the number of weeks equal to two (2) times such Employee’s Years of Service. With respect to each Group D employee, it shall mean six (6) months plus the number of weeks equal to two (2) times such Employer’s Years of Service. With respect to each Group E employee, it shall mean one (1) year.

[8]	Outplacement Services are provided for the lengths of time indicated above or until employee becomes re-employed, whichever is earlier.

[9]	Only if Eligible Employee executes and does not revoke Severance Agreement.

This form is intended to be used for informational purposes only. Nothing in this form or told to you by any Amgen employee is a contract or an offer of a contract. Neither this form nor anything told to you by any Amgen employee creates a legally enforceable right or expectancy in any staff member. To the extent that this form or anything told to you by any Amgen employee differs from what is provided you in your Severance Agreement, the Severance Agreement controls. Additionally, nothing in this document modifies the at-will nature of employment at Amgen.